Exhibit 4.6
Unprotected Lease Agreement

That was signed in Tel Aviv on the 17th of August 2009

Between:

The Company Gav Yam Properties Ltd., Company no. 520001736
Of 24 Prasim Street, Haifa
(hereinafter: the “Landlord”)
Party of the first part

And between:

The Company Fundtech Ltd. Company no. 520043753
Of 12 Hahilazon Street, Ramat Gan
(hereinafter: the “Tenant”)

Party of the second part

Whereas:
The Landlord declares and undertakes that it is the lawfully registered owner of the property known as parcel 337 in block 6518 (hereinafter: the “Defined Area”) which is located at 10 Hamada Street in the Industrial Zone Herzliyia Pituach all as appearing in the map attached to this agreement as Appendix “A”.

And whereas:
The Landlord declares that a Structure of 5 floors in the area of approximately 8200 square meters known as the “Eastern Structure” as appearing in the map (Appendix) (hereinafter: the “Structure”) was lawfully constructed in the Defined Area, which includes inter alia the Leased Property as defined hereafter;

And whereas:	The Landlord has the exclusive right to lease the Leased Property to the Tenant;

And whereas:
The Tenant wishes to lease from the Landlord the Leased Property as defined hereafter, for the purposes of the lease as defined hereafter; and the Landlord wishes to lease the Leased Property as defined hereafter, to the Tenant, all in accordance with the terms of the lease hereafter in this agreement.

Therefore it was declared and agreed between the parties as follows:

1.	General

1.1	The preamble of this agreement constitutes an integral part hereof.

1.2
This lease agreement includes the map – Appendix A, the plan of the Leased Property- Appendix B, land extract- Appendix B1, building permit for the additions and changes in the Structure that was given to the Landlord on the 6th of June 2007 whose number is 20070205 and, permit number 20090126, that constitutes a plan of changes to the building permit whose umber is 20070205 and a permit of changes and use which deviates from industry and commerce that was given to the Landlord on the 31st of August 2008 whose number 20080150 – jointly and separately, Appendix B2; the regulations of the urban zoning plan that applies to the Structure – Appendix B3, an Appendix that specifies of the technical casing – Appendix C, insurance Appendix – Appendix D, electricity Appendix – Appendix E, promissory note – Appendix F, parking lot management Appendix – Appendix G, triangle agreement Appendix – Appendix H. Specifications of the Tenant’s Works that were approved by the Landlord – Appendix I, the architectural planning instructions that were approved by the Landlord – Appendix J; work plans that were approved by the Landlord – Appendix K, sign Appendix – Appendix L.

Appendixes J – K shall be added with their delivery to the Landlord and their approval as mentioned in section 6.2 hereafter.

In order to eliminate doubt it is hereby clarified that in any event of a contradiction between the provisions of this agreement to the provisions of the Appendixes, the provisions of this agreement shall prevail. The Appendixes constitute an integral part of the agreement.

2.	Titles and Interpretation:

The titles of the sections appear for convenience of reading only and they shall not be sued for interpretation.

It is hereby agreed, as a prevailing provision, that the provisions of this agreement prevail over all the provisions stipulated in the Appendixes of this agreement, and in any event of a contradiction the provisions of this agreement shall prevail.

Without derogating from the other definitions that appear in this agreement, the following terms shall be interpreted in accordance with the provisions next to them in other words:

2.1
“the Leased Property” – part of the “Structure”, as defined above, in the area of approximately 3988 square meters, located on the 3rd and 4th floors, and part of the 5th floor, according to the specifications hereafter: 3rd floor – in the area of approximately 1,660 square meters (hereinafter: “3rd Floor”) 4th floor- in an area of approximately 488 square meters (hereinafter: 5th Floor”) all as marked by the color yellow in Appendix B above, and which shall exclusively serve the Tenant (hereinafter and together – the “Leased Property”).

In order to eliminate doubt it is clarified that the area of the Leased Property as specified above, includes a relative part of the public areas in the Structure.

2.2
The “Building Permit” – building permit no. 20070205 and changes permit no. 20080150 and no. 20090126 that was given to the Structure for performing additions and changes whose copy is attached hereto as Appendix B2.

2.3	“The Date of Delivering the Leased Property to the Tenant for Performing the Works” – within 7 days from the date of signing this agreement.

2.4	The “Delivery Date” or the “Delivery Date of Possession” – 1st of April 2010 or the occupancy date in actual fact whichever is the earlier.

In this respect the Tenant undertakes to act with proper diligence in order to inhabit in actual fact the Leased Property at the earliest time possible and insofar as possible even before the date stipulated above.

2.5	The “Supervisor” – Any person from the Supervision Office, and this is according to the sole decision of the Landlord.

2.6	“Supervisor on Behalf of the Tenant” Any person on behalf of the Tenant.

2.7	The “Tenant’s Architect or the Project Manger on behalf of the Tenant” – Mr. Itzhak Netzer, or any other person or corporation which shall be appointed by the Tenant.

2.8
“Specifications of the Tenant’s Works” – technical specifications that was prepared by the Tenant, for adjusting the Leased Property, according to which the Leased Property and all of its parts will be adjusted to the requirements and the purposes of the Tenant (including all the different systems: air conditioning, sanitation, fire extinguishing systems etc..) that is attached as Appendix I of the agreement.

2.9
“Details of the Contents” – all the equipment, the installations and the other equipment and items of any type or kind that the Tenant shall assemble and/or place in the Leased Property or in any part of it according to the specifications of the Tenant’s Works.

2.10
“Layout” or “Architectural Design Instructions” – general instructions for designing the internal construction of the Leased Property that shall be prepared by the Tenant’s Architect that include an architectural plan of the Leased Property based on the plans of the Leased Property (Appendix B) which shall be prepared by the Tenant and after the Landlord’s approval it shall be attached as Appendix J of the agreement.

2.11
“Work Plans” or “Detailed Work Plans” – work plans for executing the adjustment work of the Leased Property, that shall be prepared by an architect on behalf of the Tenant, and the other consultants of the Tenant which shall be attached as Appendix K of the agreement.

2.12
The “Tenant’s works” – all the adjustment works for the Leased Property for the purpose of the lease, in according to the specifications of the Tenant’s Works and the details of the contents, and subject to any changes and/or amendments that shall be done in them according to this agreement.

In order to eliminate doubt it is clarified that attaching the Appendixes I, J and K are for the purpose of informing and for approving them by the Landlord only and they cannot bind the Landlord in any way in respect to their contents and/or their compliance with the law.

3.	Declarations and Undertakings of the Landlord

The Landlord hereby declares and undertakes as follows:

3.1
It is the registered owner of the Leased Property and the owner of all the rights in it; it is entitled to enter into this agreement with the Tenant; it is entitled and it can deliver the possession in the Leased Property to the Tenant at the Date of Delivering the Leased Property to the Tenant for Performing the Work, and on the Delivery Date, and that at the signing of this agreement there is no existing claim and/or demand of a third party against it, including any permission against its right in the Leased Property and/or any restriction of any kind and/or any other thing that prevents the entering into this agreement and/or the performance of this agreement by it: The Landlord has the exclusive right to lease the Leased Property to the Tenant and the Tenant and the Landlord shall not prevent and shall not disturb the Tenant to perform the Tenant’s works subject to the existence of the Tenant’s undertakings to furnish the approvals required by it as specified in this agreement.

3.2
At the date of signing this agreement, its rights in the Leased Property are clear and free from any debt, pledge, mortgage, lien or other or additional third party rights, and insofar as it shall pledge its rights in the land it shall furnish the Tenant an approval signed by the pledge owner regarding his knowledge and approval of the transaction of the parties in this agreement and in the event of the realization of the pledge/mortgage, the Tenant’s rights according to this agreement shall not be harmed.

3.3	The Landlord declares that to the best of its knowledge there is nothing preventing it under law, including according to the urban zoning plan to use the Leased Property for the purpose of the lease.

The Landlord shall assist the Tenant, insofar as it can do so to receive the approval of the Municipality of Herziliyia that a business may operate in the Leased Property for the purpose of the lease and this is without imposing on the Landlord any responsibility including the bearing of payments.

3.4
It is not prevented whether according to law or whether according to agreement and whether otherwise from signing the lease agreement and performing all of its undertakings according to it, and its signature on this agreement as mentioned and the performance of its undertakings is not a breach of any undertaking towards third parties.

3.5
The breach of the Landlord’s declarations according to this section, shall constitute a fundamental breach of the lease agreement with all that entails pursuant to the lease agreement and according to any law.

4.	The Lease and its Period

Subject the aforesaid and the provisions hereafter, the Landlord hereby leased the Leased Property to the Tenant and the Tenant hereby leases the Leased Property from the Landlord, for the purposes of the lease specified in section 7 hereafter, for a period of 120 months, starting from the date of the delivery (hereinafter: the “Lease Period”) provided the Tenant fulfilled all of his undertakings according to this agreement, including according to sections 8 and 17 of this agreement all in accordance with the provisions of this agreement.

5.	Receipt of the Leased Property

5.1	It is known to the parties that the building is an existing building, and the Landlord told the Tenant that the building went through renovations by the Landlord.

The Tenant declares that he checked and approved the Leased Property’s plan (Appendix B) the technical specifications of the casing (Appendix C) and found them to be appropriate and suitable to the purposes of the lease according to this agreement, and that subject to the Landlord not preventing the Tenant’s works as specified in this section hereafter, and without derogating from the provisions of section 5.4 hereafter, he undertakes to receive the Leased Property to his possession at the time of delivery of the possession and provided the Landlord shall not unlawfully prevent him from receiving the possession and that this was not prevented due to circumstances of force majeure.

In order to eliminate doubt it is clarified that in the event the delivery of possession shall be delayed only as a result of circumstances that are dependant on the Landlord as mentioned above, the delivery date shall be postponed and the Tenant’s obligations that are imposed on him in this agreement accordingly. If the delay as mentioned exceeded 21 days the Tenant shall be entitled to compensation in the amount of double the rent only and this is for a period of up to 90 days from the date that was intended to be the original delivery date. A delay in delivery in such circumstances that exceeds 90 days shall entitle the Tenant with the right to cancel this agreement and this is without derogating from any other right and/or remedy that is conferred upon the Tenant according to this agreement and according to any law.

5.2
The Landlord received all the approvals that apply according to law as the owner of the Structure and which are required as a condition for using the Leased Property and occupying it, and he shall furnish them to the Tenant at his request and/or at the request of any authority that shall require this from the Tenant.

5.3	The parking lot shall be lawfully built and completed (tofes 4 according to law).

5.4
Without this imposing any liability on the Landlord, the Landlord shall cooperate and help the Tenant in respect to the performance of the work and/or the receipt of any approval in respect to the Leased Property. If assistance shall be required for the Tenant from the Landlord, the Landlord shall assist the Tenant according to the Tenant’s request.

5.5
If any of the authorized authorities shall turn to the Tenant, as a condition to operate the Leased Property and/or during the lease period, with a demand to receive an approval required according to law which without it use shall be prevented in the Leased Property for the purpose of the lease, which is not connected and/or dependant on the Tenant and/or does not arise from the possession of the Tenant of the Leased Property, then the Landlord shall act to furnish to the Tenant and/or the authorities the approval or it shall arrange this opposite the relevant authorities. If and as a result of the absence of an approval (only) as mentioned the Tenant shall be prevented from operating his business in the Leased Property and the Tenant shall be forced to vacate the Leased Property, according to the requirement of the authorized authorities, the absence of the approval shall constitute a fundamental breach of the agreement.

5.6
Near the date of the delivery of possession, the Landlord shall deliver to the Municipality of Herziliyia a notice regarding the existence of this agreement and delivering the Leased Property to the Tenant for performing the work, however it is agreed that the Tenant shall bear payment of municipal taxes only starting from the delivery date as defined in section 2.4 above.

5.7
The Landlord undertakes that on the delivery date and for the entire period of the lease, they shall operate central sewage systems, central air conditioning systems and elevators, and the Leased Property shall receive routine supply of electricity and water at end points in accordance with the technical specifications (hereinafter: the “Systems”) and the Tenant shall have at all times free and continuous access to the Structure and the Leased Property and reasonable use shall be able to be made of the Leased Property in accordance with the purposes of the lease.

At the signing of this agreement the Leased Property shall be provided to the Tenant for performing the Tenant’s works as defined above and by the Tenant’s signature on this agreement he approves that he received the Leased Property for performing the Tenant’s works as required according to this agreement, when beforehand a tour was made in the Leased Property, in the presence of the Tenant’s representatives, the representative of the Landlord and the supervisor, and a delivery protocol was prepared for delivering the Leased Property to the Tenant for performing the work that shall be signed by the representatives of the Landlord and the Tenant, which shall serve as prima facie evidence in respect to the leased properties condition at the time it was provided to the Tenant, except in respect to hidden defects.

5.8
The Landlord shall be solely responsible to obtain a form 4 (tofes 4) and a completion certificate for the Leased Property, insofar as these shall be required by the authorities and the Landlord shall be responsible for fulfilling his undertakings according to this agreement, in a manner that will not prevent and/or restrict the Tenant from obtaining a business permit which is required for the Tenant for its actions in the Leased Property in accordance with the purposes of the lease, insofar as this is required. It is clarified that nothing in this section above can derogate from the Tenant’s responsibility to obtain all the permits required for obtaining a business license (insofar as this is required) that are dependant on him only, except those permits that are derived from the Landlord and/or the Structure and/or the project, as specified above.

5.9	The completion work shall be performed by the Tenant as specified in section 6.2 hereafter.

5.10
In order to eliminate doubt the Tenant declares that it was brought to his knowledge that at the time of delivering the Leased Property the Landlord shall and/or other Tenants shall still be performing the completing works in the Structure and/or in the other leased properties in the Structure and the Tenant shall not have any claim and/or lawsuit towards the Landlord in this matter, subject to allowing the Tenant the possibility of continuing and/or beginning to perform the work in the Leased Property in accordance with the provisions of this agreement and/or to use the Leased Property for the purposes of the lese in a reasonable manner, and full access shall be given to his customers, and convenient and safe access shall be made possible to and from the Leased Property and the parking lot. In light of the Tenant’s purpose of the lease the Landlord undertakes to take the Tenant and his employees into consideration and allow him to work without any disturbance, as much as possible. In respect to this section the provisions of section 32 shall apply hereafter.

6.	The Leased Property – Technical Description and Changes and Performance of Work

6.1
At the time of delivering the Leased Property to the Tenant for performing the work (in other words within 7 days from the date of signing this agreement), the Landlord shall deliver to the Tenant at the level of the casing according to the technical specifications attached hereto as Appendix C, when it is clear and empty from any person and/or object that belongs to him, and he shall deliver the keys of the Leased Property to the Tenant for performing the adjustment works of the Leased Property for the purposes of the Tenant.

6.2
It is known and agreed by the parties that completion works are required in the Leased Property (hereinafter: the “Completion Works”) and it was agreed that the Tenant shall perform them after the date of delivering the Leased Property to the Tenant. Accordingly the Landlord agrees that the Tenant shall be given permission to perform the completion works in the Leased Property in the following manner:

6.2.1
The Tenant shall submit to the Tenant a detailed request to perform the completion works and the Landlord shall notify him in writing not later than 7 (seven) days from the date of submitting this request which amendments or changes are required in the Tenant’s request to perform the completion works. The Landlord’s comments to the request shall be for reasonable reasons in the circumstances of the matter. The Landlord shall deliver his comments (if such shall exist) to the Tenant within these 7 days.

In order to eliminate doubt, the approval of the design of the completion works by the Landlord cannot obligate the Landlord in any manner regarding the quality of the design of the completion work and all of its components.

In order to eliminate doubt, it is clarified that the Tenant shall bring to the Landlord for approval as mentioned above, also the specified plans of electricity, air conditioning, safety, plumbing, and construction (if needed) and this is so that Landlord can examine their suitability to the central systems of the Structure.

Immediately after receiving the answer of the Landlord the Tenant shall be entitled to perform the works which received the approval of the Landlord and this is in coordination with the Landlord and while preventing any delays and/or disturbances to the Landlord’s work in the Structure, insofar as they shall be performed, and/or any damage to the Landlord and/or anyone on his behalf and/or the work performed in the Structure, by the Landlord and/or anyone on his behalf. The Landlord undertakes to cooperate with the Tenant in respect to the approval of the plans and giving his response.

6.2.2
The Tenant shall consult with a plumbing consultant in respect to sprinklers, and fire extinguishing pipes in the Leased Property, a construction consultant (if needed) and the Landlord’s safety consultant or other consultants according to the discretion of the Tenant. It is hereby agreed that an unreasonable demand for fees of these consultants shall be brought before the Supervisor for a ruling (and the Landlord hereby confirms that the Supervisor’s ruling shall bind any consultant as mentioned).

6.2.3	Signature on a triangle agreement, in the version attached as Appendix E.

6.2.4
The Tenant undertakes to take out and maintain insurance policies as specified in the insurance Appendix – Appendix D and this is starting from the date of delivering the Leased Property to the Tenant.

6.2.5
Notwithstanding the aforesaid, the parties agree that the Landlord shall bear the cost of performing the internal completion additions and completions beyond the technical specifications and this is up to the amount of 7,353,000 NIS (with respect to all of the Leased Property that constitutes the 3rd and 4th floors and part of the 5th floor) with additional Vat under law (hereinafter: the “Completion Additions” and the “Work Budget”, respectively). Beyond this amount , the Completion Additions shall be financed by the Tenant. In order to eliminate doubt: 1) the Completion Work shall not include moveable furniture, specific equipment of the Tenant (such as projectors, computers etc..) and objects of art and 2) all the items that shall be included in the completion work shall be owned by the Landlord and shall remain in the Leased Property at the end of the lease period.

6.2.6
In addition an amount of up to 490,000 NIS shall be provided to the Tenant for performing the adjustment works in the casing of the Structure (for adjustments of flooring, building bathrooms, entrance doors into the Leased Property, conduction of electricity and ventilation to the kitchenettes and the cleaning of ceilings). The Work Budget shall be provided to the Tenant in accordance with the contractors’ invoices of the suppliers that shall be given to the Landlord with an approval of the Supervisor on behalf of the Tenant. The Work Budget shall be paid at the payments terms of current month + 30 days.

6.3
The Tenant shall be responsible for receiving any permit insofar as shall be required according to any law for performing the completion works mentioned in section 6.2 above only and payment for it, if required, whether imposed on the Tenant and whether imposed on the Landlord and the Landlord shall sign at the Tenant’s request the required documents for this as the owners of the Structure provided this shall not impose any responsibility and/or obligation. In order to eliminate doubt it is clarified that this cannot derogate from the Landlord’s responsibility to obtain the permits that apply to him according to this agreement.

6.4
The Tenant shall be responsible according to any law for any bodily harm and/or damage to property of any type or kind that shall be caused to any person and/or Leased Property and/or their contents as a result and/or in respect to the completion works including for damages that were caused and/or occurred as a result of a negligent act and/or omission of the Tenant and/or of anyone on his behalf, except for damages that were caused and/or that occurred as a result of a negligent act and/or omission of the Landlord and/or anyone on his behalf. The Tenant and/or anyone on his behalf shall insure the performance of the completion work by all the required insurance policies as specified in the triangle agreement attached hereto as Appendix H of this agreement.

6.5
It is hereby clarified that any delay of the delivery date which is proven to be originated by the Tenant and/or which is the result of the completion work as mentioned in sub-section 6.2 above, but subject to circumstances of “force majeure” as defined hereafter shall not cause a change in the delivery date regarding the commencement date of executing the payments that apply to the Tenant, including the payment of rent, management fees, parking fees all in accordance with the lease agreement.

A delay in the performance of the work and/or their completion as a result of circumstances of a general recruitment during a state of emergency, a situation of declared war, earthquake that occurred near the Structure, fire or natural disaster in the Leased Property or its surroundings, and including strikes that prevent the arrival of employees to the Structure which shall prevent the performance and/or the completion of the Tenant’s works (in this agreement “Force Majeure”) shall delay the delivery date by a period equal to the period in which the Force Majeure continued and prevented the performance of the completion of the Tenant’s works. The Tenant shall inform the Landlord of the existence of Force Majeure immediately after he was informed of this. In the event a delay as a result of Force Majeure as mentioned continued for a period which exceeds 3 months, the parties shall be entitled (without derogating from any other right that they have) to cause the cancellation of this agreement by giving a written notice to the other party.

6.6	Parallel Works – Canceled

6.7	(A)
In order to eliminate doubt and without derogating from the provisions in this agreement hereafter, it is agreed that any completion or addition that shall be made to the Leased Property within the framework of performing the completion works, as mentioned in sub- section 6.2 above, shall be the sole property of the Landlord and subject to the aforesaid in section 6.7 (c) hereafter, the Tenant shall not be entitled to demand and receive any consideration for them from the Landlord. Furthermore the Tenant shall not be entitled to make any changes in them without the consent of the Landlord

(B)
Subject to the aforesaid in section 6.7 (c) hereafter, the parties agreement that any completion or addition that shall be made in the Leased Property within the completion works, as mentioned in sub- section 6.2 above, shall be the Landlord’s property and this is if the addition or the change answer the definition of fixed items as defined in the Property Law – 1969.

(C)
If the change or the addition do not answer the definition of fixed items, such as equipment, devices, furniture etc. that the Tenant brought and/or placed in the Leased Property (hereinafter: the “Equipment”) they shall be considered the Tenant’s property, and the Tenant shall be required at the tend of the lease period to remove them, unless the Landlord agreed to leave them. At the end of the lease period the Tenant shall return the Leased Property to the Landlord in the condition in which it was at the beginning of the lease period, except for reasonable wear and tear in the circumstances of the transaction under this agreement. The Tenant shall do his best, that during and as a result of dismantling the equipment and its removal from the Leased Property damage shall not be caused to the Structure of the Leased Property, and if material damage shall be caused he shall take care of repairing the damage.

	(D)	In order to eliminate doubt in any event where the Tenant shall not remove the Equipment as defined above, he shall not be entitled to demand and receive from the Landlord any consideration for them.

6.8
In order to eliminate doubt and without derogating from the generality of the aforesaid and the provisions hereafter, it is hereby clarified that any installation or change and/or addition to the curtains and/or shades and/or flags and/or blinds that shall be made in the Leased Property which affect the appearance of the Structure and/or the Leased Property, must receive the approval of the Landlord’s architect.

7.	The Purpose of the Lease

The purpose of the lease is for managing and operating a business of developing and manufacturing software including for performing actions of different types in the field of high technology and associated fields and any other action connected to the day to day activities of the Tenant and/or or another purpose in respect to which he shall notify the Landlord in advance and in writing, provided that it shall comply with the urban zoning plan, except for commerce and except  if the activities shall contradict previous undertakings of the Landlord towards other Tenants, insofar as shall exist (hereinafter the “Purpose of the Lease”). The Tenant undertakes to use the Leased Property only for the purpose of the lease unless it was otherwise agreed between the parties in advance and in writing.

8.	Rent

8.1	The monthly rent which shall be paid for the lease period shall be as follows:

8.1.1
For the Leased Property – the amount of 295,112 NIS (two hundred ninety five thousand and one hundred and twelve new shekels) (calculated according to 74 NIS per square meter for the office areas on the 3rd and 4th floors and part of the 5th floor and which include management fees (hereinafter: the “Basic Rent”).

8.1.2	Parking – as specified in section 14A hereafter.

8.1.3	Management and maintenance fees for the Leased Property – as mentioned in section 20 hereafter are included in the Basic Rent specified in section 8.1.1 above.

8.1.4	Payments for electricity – as specified in the electricity Appendix (Appendix E).

8.1.5	Canceled.

The Basic Rent, in addition to the amounts in accordance with sections 8.1.2 – 8.1.4 above, shall be referred together hereinabove and hereafter as “Rent”.

It is agreed that during the period of the first 30 days of the rent period the Tenant shall be except from the payment of rent as defined above (but not from the payment of municipal taxes, electricity and water).

8.2	In order to eliminate doubt, the rent was determined in an agreed amount that is not subject to the measuring of the Leased Property.

8.3	The rent shall bear additional linkage differences to the consumer price index as specified in section 11 hereafter (the – “Basic Rent”).

8.4
The Tenant undertakes to pay the Landlord the rent, with additional linkage differences and additional value added tax, during the entire lease period, subject to the provisions of this agreement, in the following manner:

8.4.1
The rent shall be paid each quarter, for each quarter in advance, and this is on the 14th day from the beginning of the relevant quarter of the entire period. If this date is not a business day,, the payment date shall be postponed to the first business day after this date, without taking into account changes in the index.

8.4.2	The payment of rent shall be executed by a bank transfer from the Tenant’s account to the Landlord’s account or by a regular check, according to the Tenant’s discretion.

The Tenant shall pay the Landlord at the signing of this agreement the Basic Rent for the first three months, in the amount of 885,336 NIS with additional Vat under law. The balance of the rent, for the period that begins 3 months after the delivery date, shall be paid by quarterly payments for each 3 months in advance, and this is from the 14th day of the beginning of the relevant quarter for the entire period.
It is agreed between the parties that a delay of payment of rent which shall not exceed an accumulated period of 90 (ninety) days during the entire lease period shall not be considered as a breach of this agreement however it shall bear linkage differences to the index and interest as defined in section 22.1 hereafter.

8.4.3	The payment of rent shall be updated as specified in section 11.

8.4.4	The Tenant hereby waives the need, if there is such a need, for an advance notice or demand for the payment of rent.

8.5
It is known to the Landlord that a condition to the Basic Rent is the presentation of a certificate from the tax authorities or an accountant or tax consultant, confirmation for the entire fiscal year, of bookkeeping subject to the Law of Transactions of Public Bodies (Bookkeeping Enforcement) – 1976. Furthermore against and as a condition to any payment that shall be paid by the Tenant the Landlord shall furnish the Tenant a tax invoice under law. In order to eliminate doubt, the amount of value added tax shall not pass to the Landlord unless it is against the furnishing of the certificates as mentioned.

9.	Deleted.

10.	Tenancy Protection Laws Do Not Apply

The Tenant confirms and declares that:

10.1	The tenancy protection laws according to the Tenancy Protection Law (Consolidated Version) – 1972 or according to any other law, do not apply to this lease.

10.2	No key money or any other consideration has been paid to the Landlord, directly or indirectly for granting this lease.

10.3	At the date of the beginning of this lease period there was no Tenant in the Leased Property that is entitled to hold it under law.

The Tenant declares and confirms that his costs and investments for preparing changes in the Leased Property, as an addition or renovations or participation in costs, or any other investment for adjusting the Leased Property to his purposes, shall not be considered as key money of any type whatsoever and shall not confer upon the Tenant any right and these investments shall not change the aforesaid according to which all the tenancy protection laws do not apply to the Leased Property.

11.	Linkage

11.1	For the purposes of this lease agreement:

“Index” – The Consumer Price Index (including fruits and vegetables) that shall be published by the Central Bureau of Statistics, including that same index and if it shall be published by another governmental institution, and including any official index in its place, whether it shall be built on this data on which the index existing at the signing of this agreement is built or whether not, if another index shall come, the ratio between the indexes shall be determined according to the determination of the Central Bureau of Statistics or any other official factor that shall come in place of the Central Bureau of Statistics.

11.2
The Basic Index shall be linked to changes in the index (as defined above) and provided that they shall not be less than the Basic Rent. If on the payment date of any part of the rent (hereinafter – the “Determined Date”) the index that was recently published, before the Determined Date (hereinafter: the “New Index”) is higher than the basic index, the Tenant hereby undertakes to pay the Landlord these Basic Rent payments when they are increased or reduced relative to the amount of increase or decrease of the New Index as opposed to the last basic index previous to it provided the payment shall not be less than the basic index.

The calculated change (if there shall be) above of the Basic Rent shall be referred to in this agreement “Linkage Differences”).

11.3
For the calculation of the increase in the index, the payment date shall be considered the date on which the payment of rent was paid in practice. If the payment was executed by check, provided it was given by the Tenant to the Landlord at least one day before the publishing date of the index. However, it is hereby explicitly emphasized that this is not a waiver or consent by the Landlord of the Tenant’s obligation to pay the rent at the agreed times and of the remedies available to the Landlord in the event they are not paid on time.

11.4	The Tenant hereby undertakes to pay the Landlord the linkage difference, if an insofar as it shall exist, once per quarter together with the rent.

11.5	The linkage difference shall be considered as rent for all intents and purposes.

11.6	The Tenant has the right to pay the rent in advance for any part of the lease period and in this case the linkage of these amounts shall apply until its actual payment.

12.	Adjustment, Use, Obtaining Permits and Observance of Laws

12.1
The Tenant declares that he is aware and it is possible that after the delivery date additional work shall be performed in the Structure (renovations and the construction of additional floors) whether by the Landlord and whether by any third parties and the Tenant shall not object and shall not disturb in any manner to the performance of the renovation and construction work by the Landlord and/or any third parties, provided the work shall be performed in the minimal possible inconvenience and in a manner that in any event there shall be free, full and continuous access to the Structure and all the areas of the Leased Property all subject to the provisions of section 32 hereafter.

12.2
The Tenant undertakes to use the Leased Property only for the purpose of the lease mentioned in section 7 above and not for any other purpose unless otherwise agreed between the parties in writing in advance.

12.3
The Tenant undertakes to do everything necessary and which depends on him only, in order to obtain all of the permits required, if and insofar as required according to the law for using the Leased Property or any part of its, for managing his business in the Leased Property, and to act according to them provided that there is nothing preventing this due to the failure of the Landlord to meet his obligations, including the furnishing of a form 4 (tofes 4) and completion certificate, insofar as shall be required by the authorities.

The Landlord shall cooperate with the Tenant in the proceedings of obtaining such permits, provided that this shall not impose on him obligations and/or undertakings, financial or otherwise, beyond those explicitly imposed on him in this agreement.

12.4
In order to remove any doubt the Tenant declares that subject to the fulfillment of the Landlord’s undertakings in respect to the obtaining of the form 4, and obtaining a completion certificate for the Leased Property and the project, insofar as shall be required by the authorities he is aware that the Landlord shall not bear any responsibility for obtaining any permits that shall be required for managing the Tenant’s business in the Leased Property or adjusting the Leased Property according to the provision of any authorized authority for giving this permit. The Landlord shall sign any document on which the signature of the owners is required for obtaining such permit as mentioned, within 7 (seven) days from the date the Tenant and/or anyone on his behalf requested this, insofar as the document does not contradict the provisions of this agreement and he shall cooperate with the Tenant in the proceedings for obtaining the permits without this imposing on him any liability and/or undertaking.

12.5
The Tenant undertakes to observe any law and to act in accordance with the provisions of any permit that applies to the Leased Property and/or any part of it, and to prevent from committing any action or omission that could impose on the Landlord any liability towards any person or property provided that there is nothing preventing this due to the failure of the Landlord to fulfill his undertakings under this agreement and/or to furnish the form 4 and completion certificate insofar as required by the authorities as mentioned in section 12.4 above.

Without derogating from the aforesaid the Landlord shall not act in contradiction to the provisions of this agreement and/or the provisions of the law that can harm the rights of the Tenant according to this agreement and/or can impose any liability on the Tenant towards a person of property which are not according to the provisions of this agreement.

12.6
The Landlord declares that he is the legally registered owner of the Leased Property in the land registration office, and that he is entitled to lease the Leased Property to the Tenant in accordance with the purposes of the lease as defined in this agreement, and that there is nothing prevent him according to any law, agreement or any previous undertaking of the Landlord to lease the Leased Property to the Tenant.

13.	The Transfer of Rights

13.1
The Tenant undertakes not to deliver and/or transfer and/or lease and/or assign and/or endorse and/or pledge his rights according to this agreement in any manner or way and not to permit and third party to use and/or possess the Leased Property or any part of it and not to allow any third party participate in its possession or use or benefit from it in any manner whatsoever, not even as an authorized party or as a concessionaire, whether directly or indirectly, whether for consideration or without consideration, unless he received the explicit prior written approval of the Landlord to this, who shall not withhold his consent unless it is for reasonable reasons only all without derogating from the provisions of sections 13.2 – 13.3 hereafter.

It is hereby agreed that the Tenant shall be entitled to assign and/or transfer and/or endorse his rights and/or obligations according to this agreement to any corporation under his control and/or to any subsidiary and/or parent company and/or associated company (hereinafter – the “Transferee”) subject to the approval of the Landlord who shall not withhold his consent provided an appropriate notice shall be given to the Landlord of this. The agreement and all of the undertakings of the Tenant according to his agreement have been fulfilled until the transfer date of the rights.

13.2
Notwithstanding the aforesaid in section 13.1 above, the Tenant shall be entitled, at any time, to assign all of his rights and obligations according to this agreement, to another lessee who shall take his place (hereinafter: the “Substitute Lessee”) under the following terms:

13.2.1
The identity of the other lessee was approved in advance and in writing by the Landlord according to the Landlord’s sole discretion. The Landlord undertakes not to adversely use his right to approve or refuse to approve the identity of the Substitute Lessee, to exercise this right in good faith, and he shall not refuse to approve the Substitute Lessee unless such objection is for reasonable reasons. The Substitute Lessee shall furnish securities to the Landlord in the amount of the securities provided by the Tenant according to this agreement. Nothing in the aforesaid, can prevent the Landlord from demanding that the security to be furnished by the Substitute Lessee shall be a bank guarantee in place of a promissory note that the Tenant shall furnish.

13.2.2
The Landlord shall not be obligated to invest money and/or work for adjusting the Leased Property to the other Lessee’s needs. If necessary the Tenant shall have the right to bear the adjustment costs for adjusting the Leased Property for the Substitute Lessee, insofar as they shall be necessary.

13.2.3	The Substitute Lessee agrees to accept the terms specified in this agreement word for word and he shall sign an identical version of this agreement with the necessary adjustments, respectively.

13.2.4
At the signing of the lease between the Landlord and the Substitute Lessee, the lease period shall end according to this agreement between the Landlord and the Tenant provided that the Substitute Less shall be responsible from the assignment date for fulfilling all of the Tenant’s undertakings according to this agreement from that moment onward.

13.2.5
Without derogating from the aforesaid in sub section 13.2.4 above, it is hereby clarified that the assignment of the Tenant’s rights to the Substitute Lessee cannot derogate in any manner whatsoever from the parties’ undertakings according to the agreement until the assignment date and/or cannot derogate and/or constitute a waiver of any of the parties of any claim and/or right of any of them according to this agreement and/or according to any law.

13.3
Notwithstanding the aforesaid in section 13.1 above it is agreement that the Tenant shall be entitled, at any time, to allow a Sub-Tenant on his behalf (hereinafter: “Sub-Tenant”) to use the Leased Property all or in part and provided that the following terms have been fulfilled:

13.3.1
The Landlord gave his agreement to the Sub-Tenant in writing. In order to eliminate doubt the Landlord undertakes not to adversely exercise his right to approve or refuse to approve the identity of the Sub-Tenant, to exercise his right in good faith, and not to refuse to approve the Sub-Tenant unless it is for reasonable reasons only.

13.3.2
The agreement with the Sub-Tenant shall be by a time schedule that shall not be longer than the time schedule in this agreement and without giving to the Sub-Tenant any right of priority over the Tenant’s rights according to this agreement, unless the Landlord approved this in advance and in writing.

13.3.3
The Sub-Tenant shall undertake to fulfill all the undertakings of the Tenant according to this agreement, with respect to the same part in the Leased Property ( or the entire Leased Property ) which he shall lease from the Tenant provided that the Tenant shall remain responsible towards the Landlord for fulfilling his rights and/or the Sub-Tenant’s rights under this agreement.

13.4
The Landlord shall be entitled to deliver and/or transfer and/or assign and/or endorse and/or mortgage and/or pledge all of his rights and/or obligations according to this agreement, in the Leased Property, in any manner or way whatsoever, without any restriction and without any need to receive the Tenant’s consent, subject to the transferee signing in place of the Landlord on this agreement and taking upon himself all of the Landlord’s undertakings towards the Tenant, when the Tenant’s rights according to this agreement will not be harmed.

13.5
The Tenant undertakes that in any case where he shall be required to sign any document or note that shall be required for transferring the Landlord’s rights to any third party, he shall sign any document or note as mentioned near the time that he was given the document by the Landlord provided that this signature as mentioned shall not impose on the Tenant any additional obligation, beyond the obligations that apply to him according to the provisions of this agreement and that such transfer as mentioned shall be in accordance to the provisions in section 13.4 above.

14.	Changes in the Leased Property – After Delivering the Leased Property to the Tenant

Without derogating from the generality of the aforesaid in section 6 above, the parties agree that in any case where the Tenant shall request to perform changes as defined hereafter, in the Leased Property after the delivery date, the following provisions shall apply:

14.1
The Tenant undertakes not to perform and not to allow another to perform any internal and/or external change in the Leased Property and/or not to add any addition and/or not to demolish any part of the Leased Property and/or any of its installations and not to allow anyone to make any changes and/or repairs and/or additions and/or demolitions (hereinafter: the “Changes”) and this is except for light changes such as color change of internal partitions and/or changes which are not permanently fixed to the Leased Property, and except for small internal changes such as hanging pictures, drilling holes, changing the location of the partitions, open space etc.. (for which the Landlord’s approval is not required) without receiving the Landlord’s prior written consent. The Landlord undertakes not to adversely exercise this right and to exercise this right in good faith, and that he shall not refuse to approve changes unless it is for reasonable reasons only.

If the Tenant performed such changes, without receiving the Landlord’s prior written consent and the Landlord demanded in writing to restore the condition of the Leased Property to its previous state the Tenant must restore the Leased Property to its previous state within 14 days from the written demand.

If the Tenant has not performed his undertaking as mentioned, the Landlord shall be entitled to perform this himself and/or by anyone on his behalf and the Tenant shall return to the Landlord all of the monetary costs for this against written proof.

14.2
If the Landlord agreed to the Tenant’s request to put changes in the Leased Property, and the changes shall include adding “fixed” items as defined in the Property Law – 1969, the fixed items shall be the property of the Landlord when vacating the Leased Property and the Tenant shall not be entitled to remove them from the Leased Property or to restore the Leased Property to its state before the changes were made, unless the Landlord shall notify the Tenant in advance and in writing of his demand to have the Leased Property restored to its state before the changes were made. In respect to this section, the provisions of section 6.7 shall apply mutatis mutandis.

In order to eliminate doubt, any change that will include adding fixed items as mentioned shall not be considered as payment of key money as it is defined in the Tenancy Protection Law – 1972.

14.	(A)	Parking Lots

14.1	(A)
If it was brought to the knowledge of the Tenant that the Landlord and/or anyone on his behalf is operating an underground parking lot in the Structure, all as specified in Appendix G of this agreement and, subject to the provisions of this section hereafter:

The parties agree that the Tenant shall have the right to lease marked parking spaces and entrance rights to the parking lot as defined hereafter, and this is at the prices stipulated in sections 14.2.1A – 14.2.3A hereafter.

14.2	(A)	The parties agree that the Tenant shall have the right to lease marked parking spaces and entrance rights as defined hereafter, and this is at the terms and prices stipulated hereafter:

14.2.1	(A)
For the entry right into the parking lot on the basis of a vacancies, in the underground parking lot, and without the Tenant having the right to a certain place (but subject to the provision in sub- section 14.2.4 and 14.2.5 hereafter) (hereinafter: “Entry Right into the Underground Parking Lots”), the amount of 500 NIS, with additional Vat under law, for every Entry Right into the Parking Lot per month.

14.2.2.	(A)	For marked ground floor parking at the back side of the Structure (hereinafter: “Marked Ground Floor Parking”) the amount of 260 NIS, with Vat under law, for each parking space per month.

14.2.3	(A)
For parking spaces that shall be intended for the sole use of the Tenant and/or his employees, in the underground parking lot (hereinafter: “the Marked Parking Spaces”) the amount of 640 NIS with additional Vat under law, for each Entry Right into the parking lot per month. It is agreed that these parking spaces shall be on floor -1 in the parking lot, insofar as there shall be nothing preventing this by the local authority.

14.2.4	(A)
It is agreed that the payment for the Entry Right to the under underground parking spaces and/or the ground floor parking spaces, includes all of the payment for the parking, including municipal taxes, management fees and/or any other payment, that exist at the signing of this agreement and/or that shall be imposed in the future for using the parking.

14.2.5 (A)
Subject to the provisions in this paragraph hereafter, up to 110 Entry Rights to the underground parking lot out of which 10 parking places are marked, and in addition to this 10 parking spaces in the ground floor parking lot - shall be allocated to the Tenant for the entire duration of the lease, and the realization of the quantity of parking spaces that shall be leased in practice shall be done according to the needs of the Tenant by his notice to the Landlord from time to time. Notwithstanding the aforesaid, the Tenant shall have the right, at any time (including a number of times) to return underground and/or ground floor parking spaces to the Landlord, at the quantity and the location according to the Tenant’s decision. Upon the return of the parking spaces as mentioned to the Landlord, the charge for the returned parking spaces shall be immediately reduced provided the quantity of underground parking spaces that the Tenant shall lease from the Landlord shall not be less than 50 underground parking spaces, and provided that the reduction of the number of parking spaces was the result of a reduction of manpower of the Tenant. In such case as mentioned, the Landlord’s undertaking to parking spaces shall be restricted to the quantity of parking spaces that shall remain after this reduction, and this is until the end of the lease period.

It is agreed that the Tenant shall be exempt from payment for 10 ground floor parking spaces and for 6 (six) underground parking spaces, for the entire lease period.

14.3 (A)	The Landlord undertakes, that until the delivery date, the underground parking lot shall be built and complete (legal form (tofes) 4).

14.4 (A)
It is agreed that the parking lot shall be open and accessible to the Tenant 24 hours a day from Sunday to Thursday and between the hours of 7:00 to 16:00 on Fridays and on the eve’s of holidays, an this is except for holidays and days in respect to which different provisions shall be given. In light of the expected activities of the Tenant in the Leased Property, in cases where the parking lot shall be closed and insofar as this shall be necessary for the Tenant the Landlord shall act in order to find an alternative appropriate solution which is acceptable to the Tenant.

14.5 (A)	Deleted.

14.6 (A)
It is agreed between the parties that if the lease of the ground floor parking places shall not be possible, then the Landlord shall give the Tenant alternative parking places that shall be located in the underground or ground floor parking lot which is situated at a distance which is no more than the distance which exists between the existing ground floor parking spaces and between the Leased Property.

(B)
It is agreed between the parties, that the Landlord shall be entitled during the lease period, according to its sole discretion, to move the location of the marked parking spaces  to any other place within the area of the underground parking lot on a floor on which the parking spaces as specified in section 14.2.3 (A) above are located, provided that in this case, the alternative parking spaces shall be chosen by the Landlord together with the Tenant.

14.7 (A)
The parking fee for the parking spaces specified above (both in section 14.2.1 A and in section 14.2.3 A) shall be considered rent for all intent and purposes, and they shall be linked to the Basic Index, and all the provisions of this agreement shall apply to them without derogating from any remedy given to the Landlord and/or the management company and/or the management company of the parking lot according to the parking lot management agreement.

14.8 (A)
In order to eliminate doubt it is hereby clarified that in any case of contradiction between the provisions of this agreement and the provisions of Appendix G, the provisions of this agreement shall prevail.

15.	Maintenance and the Prevention of Nuisances

The Tenant’s Undertakings

15.1
The Tenant shall keep the Leased Property in a reasonable condition, he shall maintain reasonable orderliness and cleanliness in the Leased Property and its surroundings, and he shall abstain insofar as possible from causing damage or malfunction to the Leased Property or its installations.

It is hereby clarified that it is the Management Company’s responsibility to maintain the main systems in the Structure.

15.2
The Tenant shall fulfill the instructions of any authorized authority as shall be given from time to time, in respect to the cleaning procedures and the manner of removing the remnants of trash, and maintaining the good working order of the drainage system and all the other systems in the Leased Property.

15.3
The Tenant undertakes to keep reasonable cleanliness in the Leased Property and its surroundings, to abstain from accumulating trash and materials that could cause a fire and to take any reasonable means to prevent fire.

In order to prevent doubt, the Tenant declares that he is aware that other leased properties are located or shall be located in the surroundings and that he must install machines and/or devices and/or take the required means for preventing the scattering of trash and/or smells and/or harmful materials from his factory and that can cause a nuisance and/or pollution to the other leased properties in the area, all subject to any law.

15.4
The Tenant shall notify the Landlord and/or the management company (including by telephone no. 09- 9562002) of any damage to the Leased Property or nuisance that was caused to the Leased Property within 48 hours from the time he became aware of the damage and/or the nuisance as mentioned.

15.5
The Tenant shall take care of the proper maintenance of the Leased Property and all of its systems, except for the central systems of the Structure and/or the Leased Property that affect the Leased Property (including air conditioning) so that they will be taken care of and maintained at the responsibility and at the expense of the Landlord, and he shall repair at his expense any defect or malfunction in the Leased Property and/or its systems and/or any defect or malfunction insofar as this is dependant on the Tenant and/or under his responsibility and which causes a nuisance to the other leased properties neighboring the Leased Property, and which shall be caused or created or discovered in the Leased Property or from it or in an part of its, including plumbing repairs and other different repairs and this is immediately after they occurred and/or were caused and/or were discovered, except for a defect or malfunction in the Leased Property, all or in part of it and/or in its systems which was caused as a result of the central systems in the Structure and/or in the Leased Property and/or damages to the Structure and/or damages under that are under the Landlord’s responsibility and/or damages to the systems that are maintained by the management company according to the provisions of the management agreement and then the responsibility applies to the Landlord.

15.6
If the Tenant did not perform his undertakings or any of them (according to the aforesaid in section 15 and all of its sub-sections) or the damage was not repaired, the Landlord shall be entitled but not obligated, to perform the repairs himself provided that he gave prior written notice to the Tenant about this and coordinated this with the Tenant and all the repair costs shall apply to the Tenant, who will be obligated to refund them to the Landlord against written proof.

15.7
The Tenant hereby gives his consent and full authorization that the representatives of the Landlord his employees and/or agents, shall be entitled to enter into the Leased Property, in advance coordination with the Tenant and with a representative on behalf of the Tenant, and at any time during the Tenant’s works hours, in order to check the condition of the Leased Property, the fulfillment of the Tenant’s undertakings according to this agreement, the Leased Property’s systems, its equipment and installations, and in order to make any repair and/or maintenance work that the Landlord must perform according to the provisions of this agreement and according to any law, technical arrangements or others, and the representatives of the Leased Property are entitled to enter the Leased Property in order to show it to other potential lessees, and this is in the last nine months of the lease period.

Nothing in the aforesaid can impose any duty on the Landlord beyond what is specified in the other sections of this agreement.

15.8
The Tenant shall comply with all the Landlord’s instructions, the insurance company and the instructions of any other authorized authority that are connected to the fire extinguishing arrangements and procedures, the prevention of fires, civil defense and safety, that arise from the Tenant’s activities in the Leased Property, and the Tenant shall take any reasonable means in order to prevent explosion and/or fire.

15.9
The Tenant undertakes to fulfill the provisions of any law including any legislation, regulation, order, bylaw or instruction of any authorized authority regarding the management of his business in the Leased Property and in respect to the maintenance of the Leased Property and the use of it, the Tenant shall be responsible also for the payment of any penalty that shall be imposed as a result of the failure to fulfill the provisions as mentioned.

The Landlord’s Undertaking and the Management Company

Without derogating from the aforesaid in sections 15.1- 15-9 above, the Landlord and the management company undertake as follows:

15.10	The management company shall take care of the proper and day to day maintenance of the common areas of the Structure and of the central systems of the Structure as specified in section 15.5 above.

15.11
That they will allow the Tenant and anyone on his behalf including but without derogating from the generality of the aforesaid, to the employees, workers and visitors, at any time and subject to the provisions of this agreement, convenient access to the Leased Property, the parking spaces and from them.

15.12
The Landlord and the management company shall be responsible for maintaining and repairing at their expense (subject to the payment of management fees according to the agreement) all of the defects and/or the flaws and/or the malfunctions that shall be revealed outside of the Leased Property in other words in the casing of the Leased Property and in the public areas and in the systems/ installations of the Structure as stipulated in this agreement. The repairs and the maintenance as mentioned, shall be performed as quickly as possible in the circumstances of the matter in order to reduce the harm of the Tenant’s reasonable use of the Leased Property and the access to it as much as possible.

16.	Safeguarding the Leased Property

16.1
The Tenant shall not load on the floor of the Leased Property more than the weight it was intended for. The permitted weight on the floor of the offices is 450 kilograms for each square meter. The permitted weight in the parking lots is 250 kilograms for each square meter.

16.2	In any event of special or concentrated loading or the placement of machines, the Tenant must submit plans and obtain prior written consent from the Landlord’s engineer.

16.3
If the Tenant shall request to perform “works with heat” he shall not do so unless he gave a written notice to the management company regarding the works and their nature and he shall take any means required by the law for performing such works as mentioned.

16.4
In this section the meaning of the expression “works with heat” shall be as follows: the performance of any works that involve welding, hot and cold soldering, work with a burner (such as cutting, tarring and sealing) drilling, sharpening, cutting with a disc, the burning of materials and any work that involves the emission of sparks or flames.

In order to eliminate doubt it is hereby clarified that the procedure specified above does not apply in the case of works with heating with dangerous containers such as fuel or gas containers, and in the case of such works as mentioned the Tenant shall be required to accept the specified procedure from the Landlord’s engineer.

17.	Security

17.1
For ensuring the fulfillment of all the Tenant’s undertakings according to this agreement, the Tenant shall deliver to the Landlord at the signing of this agreement a promissory note of the Tenant and this is in the amount equal to the Basic Rent for six (6) lease months with additional Vat (in other words 1,770,672 NIS with additional Vat).

In order to eliminate doubt, it is clarified and agreed between the parties that in the case where shares in the Tenant’s corporation shall be transferred and/or issued to another company except to a “transferee” as defined in section 13.1 above, especially in a manner than can or could transfer the control in the corporation of the Tenant from the controlling shareholders as they are at the time of signing this agreement, then the receiver of the rights shall furnish to the Landlord, as a condition to the Landlord’s consent to the transfer of rights as mentioned in place of the promissory note, a bank guarantee in an identical amount of the promissory note, and the provisions of this section shall apply mutatis mutandis. It is clarified that the provisions of this section shall not apply to a Sub-Tenant.

17.2	In respect to the security the Landlord shall act in accordance with the following provisions:

17.2.1
In the event of a breach of this agreement by the Tenant the Landlord shall be entitled to realize the promissory note and this is only provided he gave the Tenant a prior written notice of 5 business days in advance, in which he shall specify the breach and his intention to use the promissory note.

17.2.2
Nothing in the aforesaid can constitute an admission and/or consent of the Tenant to realize the promissory note by the Landlord and/or can harm any right conferred upon the Tenant according to this agreement and/or according to law.

17.2.3
At the return of the Leased Property to the Landlord in the condition as the Landlord undertook according to this agreement, the Landlord shall return to the promissory note to the Tenant subject and against presenting all of the certificates and receipts indicating that the Tenant covered all the payments that apply to him according to this agreement.

If the promissory note shall be realized by the Landlord the Tenant must furnish to the Landlord a new promissory note in place of the promissory note that was realized as mentioned, within 7 days from the date that he received a notice of the realization of the promissory note. In order to eliminate doubt, it is hereby clarified that depositing the promissory note as mentioned above, is a fundamental term of this agreement.

18.	Using the Other Areas Outside of the Leased Property

The Tenant shall not be entitled to make any special use of the sidewalks, the roads, the stairwells or any other area outside of the Leased Property, unless it was otherwise agreed between the parties in advance and in writing.

19.	Electricity, Water, Communications Systems, Drainage and Signs

19.1
The Landlord undertakes that the connections to the water, electricity, communications services and/or any other service that is necessary for the Tenant for operating the purposes of the lease, shall be installed up to and until the Leased Property itself.

Without derogating from the provisions in this agreement hereafter the Tenant confirms that he is aware that the installment of the water system in the Leased Property and the connection of the Leased Property to the water network are conditioned upon a contract between him and the local authority or the management company, regarding the installment of meters for the Leased Property, and any payment in respect to this applies to the Tenant.

The installation of the electricity systems in the lease property and the connection of the Leased Property to the electricity network are conditioned upon a contract between him and the Landlord and/or the management company, all respectively, regarding the installation of meters and any payment in respect tot his applies to the Landlord.

The Landlord undertakes to cooperate with the Landlord in obtaining the supply of Bezeq services or the services of another communications supplier for the Leased Property and he shall sign all of the documents, as shall be required by Bezeq and/or the other communications supplier within 7 (seven) days from the date the Tenant and/or anyone on his behalf requested this, including the collection of payment from the communications supplier for the right for giving services to the Tenant.

19.2
The Tenant agrees that not connecting the Leased Property to the electricity network as mentioned in Appendix E and/or to the water network shall not derogate from his undertakings according to this agreement, and shall not constitute a cause for suing damages from the Landlord, as long as the Landlord shall supply to the Leased Property electricity and water in an alternative and regular manner which shall meet all of his needs until the connection of the Leased Property to the water network, and to the electricity network in accordance with Appendix E.

Subject to the Landlord’s obligation to supply electricity as specified above, it is agreed that the Landlord (and the Landlord only) shall have the right to stop the supply of electricity to the Structure in bulk, and connect the Leased Property to the general electricity network of the Electricity Company.

Notwithstanding the aforesaid in sections 19.1 – 19.2 above the Tenant declares and confirms that he is aware that the Landlord shall be entitled to install in the Structure a central water faucet through which the water supply shall be passed to the leased properties in the Structure. In such case the Tenant undertakes to pay to the Landlord or to anyone on his behalf for the water consumption of the Leased Property, within 14 days from receiving a demand from the Landlord, and provided that the water tariffs that shall be collected by the Landlord shall not exceed those of the local authority or of the water company that supplies water to Structures around the Leased Property.

19.3
The Tenant declares and confirms that he is aware that all the electricity services to the Structure and to the Leased Property shall be supplied by the Landlord and/or anyone on his behalf, in bulk, and that electricity services shall not be given to the Structure and/or the Leased Property by the Electricity Company.

19.3.1
The Tenant undertakes to pay to the Landlord and/or to anyone on his behalf his share in the electricity costs of the Leased Property all as specified in Appendix E of this agreement (electricity Appendix) and his part in the electricity costs for operating the central air conditioning system in the Leased Property, in accordance with the relative share of the Leased Property in the Structure as specified in section 7A of the electricity Appendix (Appendix E) and in addition to the management fees. It is agreed that in any case the electricity tariffs collected by the Landlord shall not increase over those of the Electricity Company and it is clarified that the Tenant shall not bear payment for operating the air conditioning in the public areas of the Structure.

19.3.2
The Tenant undertakes to sign with the Landlord and/or anyone on his behalf the electricity agreement (Appendix E) and to bear all the payments for the electricity services for the Leased Property only, as specified in Appendix E and subject to the aforesaid in section 19.3.1 in respect to the electricity tariffs.

19.4
The Tenant undertakes to prevent blockages or malfunctions in the sewage system in the Leased Property as a result of unreasonable use, and to bear the costs of repair or the costs of replacing this system, that were caused as a result of unreasonable use.

19.5
The Tenant shall not install signs outside of the Leased Property or on the Leased Property, unless after he received the prior written approval of the Landlord and/or the management company in accordance with the signs Appendix which is attached as Appendix L of this agreement.

The Landlord and/or the management company together with the Tenant shall determine the shape of the sign, its size and location and the Tenant shall be required to install the sign as determined. If the Tenant shall install a sign in breach of this section the Landlord and/or the management company shall be entitled to remove it – at the Tenant’s expense.

19.6
The Tenant shall bear any tax or fee, for installing the sign and maintaining it, and he shall have the duty to obtain any permit that shall be required for installing the sign and the Landlord shall assist the Tenant insofar as this shall be required to obtain the permit as mentioned.

19.7
If the Landlord and/or the management company shall set up uniform signs for all the Structures that were constructed and/or shall be constructed by the Landlord in the area of the Leased Property, the Tenant must bear the relative payment for the signs.

Any amount that the Tenant must pay according to this sub- section shall be deemed rent for all intent and purposes.

19.8
The Landlord shall be entitled to install on the roof of the Leased Property or in its yard signs for advertising purposes of the Landlord and/or his tenants in the Structure and/or in the Project while maintaining its architectural character and quality, and the Tenant shall not be entitled to object to placing them, provided that these signs cannot harm the signs of the Tenant and the Tenant’s possibility to make good and efficient use of the Leased Property in accordance with this agreement and/or of any other right that is conferred upon the Tenant according to this agreement.

20.	The Supply of Common Services and Installations

20.1
The Tenant shall be entitled to use the common installations that are located in the area of the Leased Property, on for the purpose for what they are intended, all in accordance with the instructions of the Landlord and/or the management company.

20.2	Deleted.

20.3
The Tenant declares and confirms that he is aware that for the maintenance of the Leased Property, other leased properties in its surroundings and the common services to all the leased properties, including the public areas, such as: the external walls, the public restrooms, the courtyard and the security rooms and the installations in the Structure, the Landlord shall provide maintenance and management services, direct and/or by sub contractors and/or by a services company (hereinafter – the “Management Company”).

For the purposes of this chapter: the main systems including the air conditioning systems, the elevators, the electricity boards, plumbing, light, water, main sewage and drainage, fire extinguishing, emergency generator, smoke detector, public announcement and control systems.

Furthermore the Tenant is aware that the Landlord is entitled to deliver the management of the parking lot to an additional entity, which shall be hereinafter referred to as – the “Parking Lot Management Company”.

20.4
Without derogating from the provisions regarding the signing of the agreement for managing the parking lot, at the demand of the Landlord the Tenant undertakes to sign a management agreement with the Landlord and/or the management company and to bear all the payments for the management services as mentioned in this agreement.

In any event of a contradiction between the provisions of this agreement and the provisions of the management agreement, the provisions of this agreement shall prevail.

20.4.1
The parties agree that the management and maintenance fees which the Tenant shall pay to the Landlord and/or to the management company, for the entire lease period shall be 12 NIS (twelve shekels) per square meter per month, with additional Vat under law, and which shall be included in the Basic Rent, which are specified in section 8.1 above.

20.4.2
The management and maintenance fees shall include, inter alia, costs for the cleaning and gardening services, the checking and repair services of the systems mentioned above, the supply of electricity and water in the public areas, insurance of the public areas including breakage insurance, and costs for any other services that shall be required according to the discretion of the Landlord and/or management company.

20.4.3
The Tenant shall pay an addition fee to the management and maintenance fees for a specific service insofar as shall be periodically agreed upon between the parties, and which shall be provided to the Tenant and/or to the Leased Property, by the management company. Subject to the provisions of section 32 hereafter the Tenant shall not be entitled to set off from the amounts that shall be due from him to the management company, amounts that shall be due to him from the Landlord, and he shall not be entitled to set off from amounts that shall be due from him to the Landlord amounts that shall be due to him from the management company.

20.5
Without derogating from the generality of the aforesaid the obligation to pay management fees from the Tenant according to the provisions of this section above, and parking fees according to the provisions of this agreement is as the obligation to pay rent and their breach entitles the Landlord to all the remedies that shall be specified in this agreement, and without derogating from any remedy that is conferred upon the management company and/or the management company of the parking lot according to the parking lot management company and/or according to any law. Nothing in this section can harm any right and/or claim conferred upon the Tenant according to this agreement and/or according to any law.

20.6
In the case where services are provided as mentioned by the management company and/or the parking lot management company the word “Landlord” in this section shall have the meaning of the Landlord and/or the management company and/or the parking lot management company.

20.7
The Landlord shall cause the management company to maintain the Structure and the building’s systems routinely and continuously as stipulated in this agreement and/or in the management agreement, while maintaining a high level of cleanliness and maintenance.

20.8	The breach of this agreement by the management company shall be considered as a breach of the agreement by the Landlord.

21.	Taxes, Levies and Obligatory Payments

21.1 (A)
All the taxes, the municipal taxes, the payments, the fees and the levies (hereinafter: the “Taxes”) whether municipal or whether governmental or others, that are imposed or shall be imposed in the future on or in respect to the Leased Property or in respect to the management of the Tenant’s business in the Leased Property during the lease period or in respect to this, which lawfully apply to the Tenant as a Tenant and/or as a possessor of the Leased Property, shall apply to the Tenant and shall be paid by him starting from the delivery date in actual fact  of the Leased Property to the Tenant. If such payment was imposed for a whole year and only part of it is within the lease period, the Tenant shall pay the relative portion of the said payment. Any such payment that applies before the beginning of the lease period and/or such payment that does not arise from the Tenant’s consumption, shall apply and be paid by the Landlord (even if the payment was charged after the beginning of the lease period).

(B)
Notwithstanding the aforesaid all the taxes and/or levies and/or fees and/or any other payment that shall be imposed for development work and lease fees and betterment levy that shall be imposed on the Leased Property and/or any tax, payment of fee, levy and/or any other cost that is connected to the Leased Property and which apply or shall apply to the Leased Property and which arise from the ownership of the property/ Leased Property, shall apply to the Landlord and shall be paid by him.

(C)
Municipal taxes which are imposed for the Leased Property shall apply in any event on the Tenant and this is also if the law shall determine that the tax shall be paid by the Landlord and/or the property owner.

21.2	Nothing in the aforesaid is an obligation of the Tenant to pay income tax, capital gains tax, land appreciation tax, property tax etc… insofar as they apply to the Landlord.

21.3	Value Added Tax that shall be imposed on the Landlord or on the Tenant for this lease shall apply to the Tenant only and shall be paid by him against furnishing an appropriate tax invoice.

21.4
Any payment that shall be paid to the Landlord by the Tenant according to this agreement shall be paid with additional Vat, at its lawful rate at the time of payment. It is agreed that the amount of Vat shall be paid by a postdated check for the payment date of the Vat.

21.5
In order to eliminate doubt, the Tenant hereby confirms that any reduction of depreciation in respect to the Leased Property, as shall be from time to time, including in respect to the adjustments and additional that were made as mentioned in section 6 above, shall be credited to the Landlord only, except for equipment that belongs to the Tenant and investments and construction that the Tenant made in the Leased Property.

21.6	Deleted

22.	Delay Interest

22.1
Without derogating from the generality of the rights of the Landlord in this agreement, or in accordance to the law, in any event the Tenant shall delay a payment of rent and/or management fees, according to this agreement, not as a result of an action or omission of the Landlord, the Tenant shall be required to pay the Landlord the amount in delay with annual interest at a rate of 12% (hereinafter: the “Interest”) and this is from the date of delay and until the date of payment in actual fact.

In the event the Landlord shall owe the Tenant monies and he shall not pay them to the Landlord at the time that shall be determined for this by the parties, the Landlord shall bear the linkage differences and interest under law.

22.2
If any of the parties paid a payment that applies to the other party, as a result of the other party failing to pay the payment on time, and after a prior written notice was sent to the other party at least 7 (seven) days in advance, the paying party shall be entitled to a refund of the payment with interest as defined above, from the date of its payment until it is refunded.

23.	Frustration of the Lease

If the Leased Property shall be damaged or a material part of it shall be damaged and without it the Tenant shall not be able to fulfill the purpose of the lease in the Leased Property in a reasonable manner (not following an action or omission of the Tenant) or enjoyment from the Leased Property in full or in a material part of its or that without it the Tenant shall not be able to fulfill the purpose of the lease in the Leased Property in a reasonable manner (not following an action or omission of the Tenant) this agreement shall be terminated and it shall be considered as cancelled, the Landlord shall return to the Tenant the rent and/or the payments and/or the securities, that he received in advance for the period after this event, and this is in the amount that was paid in actual fact, with linkage, and without the Tenant having any cause of action in torts and/or in gross negligence of the Landlord and/or of the management company and/or of anyone on their behalf (including their employees) then the Tenant shall be entitled to sue the Landlord for all the damages that he shall incur and to receive all the remedies according to this agreement and/or according to law.

24.	Liability and Insurance

24.1
The liability of the parties in this agreement shall be in accordance with their liability according to law, provided that if a lawsuit shall be submitted against the Tenant to which the Landlord shall be added only due to the fact that he is the registered owner, the Tenant shall indemnify the Landlord for the amount that he was required to pay to the plaintiff according to a final judgment whose performance was not delayed, all provided the indemnification as mentioned shall not apply in cases where the lawsuit shall be for an action or omission of the Landlord and/or the management company and/or anyone on their behalf and/or due to a defect or malfunction in the Structure or in the casing of the Leased Property. It is emphasized that the parties undertake to act in order to exercise all of their rights according to their insurance policies specified in this agreement.

24.2
The Tenant undertakes to fulfill all of the provisions of the insurance Appendix, Appendix D which is attached hereto and which constitutes an inseparable part of this agreement and to bear the payment for insuring the building as specified in section 24.14 of Appendix D.

24.3	The payments specified in section 24.14.1 of Appendix D shall be considered as rent payments for all intents and purposes.

25.	The Breach of the Agreement and its Cancellation

25.1	Deleted.

25.2
Without derogating from the provisions of any law, each of the following actions or non actions shall be considered a fundamental breach of this agreement by the Tenant, after the Landlord sent the Tenant a warning letter for the breach and the Tenant did not repair the breach within 14 days from the date it the Landlord’s notice was received by him:

25.2.1	Using the Leased Property not for the purpose of the lease mentioned above.

25.2.2
Transferring the Tenant’s rights in the Leased Property to another, in contradiction to the provisions of section 13 above, and subject to the provisions of this agreement in respect to the substitute-Tenant and the Sub-Tenant.

25.2.3	Deleted.

25.2.4
The failure to pay rent and/or management fees and/or parking fees and/or the failure to deliver and/or the failure to renew the promissory note for a period that exceeds 30 days. In this respect the periods of bank strikes and/or force majeure shall not be taken into account.

25.2.5
The rendering of a receivership order, or liquidation order, or order appointing a receiver on all the Tenant’s assets or on any part of them, which shall not be canceled within 90 days from the date it was issued. It is agreed that the Landlord shall not rely on this cause of action in the event the Tenant shall prove to the Landlord’s satisfaction that the motion that was not yet cancelled even after 90 days passed, is bothersome or groundless.

25.2.6	The failure to remove a nuisance in respect to which a final judicial order was rendered to remove it.

25.2.7	The failure to return possession of the Leased Property at the time and in the manner specified in section 26 hereafter.

25.2.8	Deleted.

25.2.9	The committal of an action in contradiction to the provisions of section 14, 15 and 16 above.

25.2.10	The failure to pay for services that shall be given to the Leased Property according to the maintenance agreement, the parking lot management agreement.

25.3
The parties agree that the performance of one of the actions or the failure to perform the actions specified hereafter shall be considered a fundamental breach of this agreement by the Landlord, after the Tenant sent the Landlord a warning for the breach and the Landlord did not repair the breach within 14 days from the date of the warning:

25.3.1	The transfer of the Leased Property in contradiction to the provisions of section 13.

25.3.2	The failure to supply water and/or electricity to the Leased Property in bulk or by an alternative manner for a period of time that exceeds 30 days insofar as this is dependant on the Landlord.

25.3.3	A breach of the provisions of sections 3, 5.5, 12.5, 15 and 24. This provision shall be considered as if it was specifically written in each of these sections.
25.3.4	A fundamental breach of the management agreement, insofar as it shall be signed, by the management company.

25.4
If any of the parties breached any of the fundamental terms mentioned above, and did not repair the breach within 30 days from the date of sending a written notice to the party in breach, the injured party shall be entitled to cancel this agreement under law according to the a legal cancellation cause.

25.5
If any of the parties notified the cancellation of this agreement, the Tenant shall vacate the Leased Property and shall return the possession of it to the Landlord, when the Leased Property is clear and empty from any person or object, within 30 days from the date of receiving the notice of the cancellation of this agreement, and he shall compensate the counter party for any damage that he shall incur.

25.6	Nothing in this section can derogate from the other rights of any of the parties according to this agreement or according to the law.

25.7
Any lack of action and/or lack of response and/or abstaining from using a remedy in accordance with this section, by any of the parties, shall not be interpreted in any manner as a waiver on his part of his rights according to the agreement in respect to a continuous or additional breach by the other party, unless any of the parties explicitly waived these rights in writing.

26.	Vacating the Leased Property

26.1
The Tenant shall vacate the Leased Property at the end of the lease period or at any time when the lease shall reach its end according to this agreement and he shall return it to the Landlord when it is clear and empty from any person and object according to the provisions in this section. In any event that the Tenant must vacate the Leased Property in accordance with this agreement he must return it to the Landlord when it is completely clear and empty and in the condition it was at the beginning of the lease period except for reasonable wear and tear in the circumstances of the agreement.

26.2
If the Tenant shall not vacate the Leased Property as mentioned in this section in sub-section 26.1 above and in section 25.2.7 above, which is not the result of an action or omission of the Landlord and/or the management company, the Tenant shall pay the Landlord relative liquidated damages for each day of delay in the amount equal to the 200% (two hundred percent) of the Basic Rent per month as shall be at that time.

26.3	Deleted.

27.	Amendment of the Agreement

Any change and/or amendment of this agreement shall be done only by an explicit written document and signed by the parties of this agreement.

28.	Deviation

The consent of a party of this agreement to deviate from its terms in a certain case or in a series of cases, shall not constitute a precedent and no analogy shall be made from this case to another case in the future.

29.	Notices and Warnings

29.1
Any notice and warning that shall be sent from one party to the other by the attorney’s of the parties in respect to this agreement shall be sent by registered mail, or shall be delivered by hand, according to the parties’ addresses stipulated in the introduction to this agreement (or any other address in respect to which a written notice was received) and such notice or warning as mentioned shall be regarded as if it was delivered to the addressee upon its actual delivery if delivered by hand, and if it was sent by registered mail from a post office in Israel, at the end of seventy two hours (except for Saturdays and Holidays) after they were put in the mail when postage was fully paid in advance, and if sent by facsimile, it shall be considered as if it was received on the day it was transmitted if the transmitting party received telephone confirmation from the receiving party, regarding the success of the transmission and the receipt of the notice.

29.2	The parties’ addresses are as specified in the preamble of this agreement. However, during the lease period the Tenant’s address shall be in the Leased Property.

29.3	If any of the parties changed their address he shall notify the other of this by a written message and he shall give details regarding his address and current contact information.

30.	Additional Steps

The parties shall take all the additional steps (including signing additional documents) that are required for performing the agreement according to its language and spirit.

31.	No Right to Set- Off

The parties shall not be entitled to set off amounts due to them from the other party, out of the amounts which they must pay to the other party according to this agreement, only except for: (a) conclusive amounts which one party owes the other party; and (b) in the case where works shall be performed in the Structure, in contradiction to the arrangement in respect to “noisy works” as specified in the triangle agreement, and which shall cause irrelevant and continuous noise and/or insofar as in the months of the summer (in other words the 22nd of the month of June until the 22nd of the month of September) the air conditioning shall be stopped in the Leased Property for more than 5 consecutive hours provided that this stopping was during work hours (in other words during the hours of 9:00 to 18:00), except in circumstances of an electricity power outage that is not dependant on the Landlord and/or in circumstances that depend on the Tenant, and provided that during this stopping of the air conditioning the Tenant was forced to stop his activities in the Leased Property and this is only in respect to the same part of the Leased Property in respect to which the activities were stopped and regarding the period in which the activities were stopped in actual fact in the Leased Property as mentioned and without this constitute evidence and/or consent by the Landlord to the reason and the justification to stop the activities. (c) In the event that the “Tenant’s Works” shall cause unreasonable and continuous noise to the Landlord and/or to any of the other lessees in the Structure, and as a result thereof the Landlord shall be required to indemnify this third party and without this constituting evidence and/or consent by the Tenant to indemnify this third party.

In each of the cases specified above, the injured party undertakes to notify the other of the existence of one of the causes of action stipulated in this section above, immediately when he became aware of this, and to give the other party reasonable time (in the circumstances of the matter and taking into consideration the character of the hazard), to repair the hazard. Without derogating from the aforesaid and insofar as the hazard was not repaired, as mentioned above, then the set –off of any amount is conditioned upon the entitled party giving the other party a warning immediately after he became aware of the existence of the cause for set- off and at least 7 days in advance and in writing of his intention to implement a set- off (hereinafter- “Set- off Notice”).

If the party that received the set- off notice to the setting off party that he object to the set off of the amount, all or part of it, the setting off party shall transfer the amount under dispute to a joint trust in the hands of the parties’ attorneys until a ruling in the question of the cause for the set- off and the correct amount to be set –off, insofar as there is a cause to set- off. In order to eliminate doubt, the burden of proof shall apply to the party that claims a cause to set- off.

Notwithstanding the aforesaid, it is agreed that the payment of rent and management fees as required in this agreement and providing regular management services as mentioned in this agreement shall not constitute evidence to the absence of any claim of one party against the other for the period in which the services were provided and/or the payments as mentioned were paid and this shall not prevent or constitute a waiver of any claim and/or remedy that are conferred upon the parties according to this agreement and according to any law.

32.	General

32.1
Any waiver, delay, neglect, disregard or abstaining from instituting legal proceedings or a delay in exercising any rights of a party in a certain case shall not be considered as a waiver, agreement or as an admission by him and no analogy shall not be made and they shall not serve as a prevention or estoppel towards him; abstaining from exercising a right whether in general or whether at a time, of any of the rights of one of the parties according to this agreement or according to law, shall not be considered as a waiver of it and shall not grant the other party any right to claim that as a result of the silence and/or the failure to respond, the upholding party agreed to the breach, contrary to this agreement and/or that the failure to object or the silence by the upholding party constitutes consent to a change of the terms of the agreement or to the behavior of the party in breach in violation of the agreement ,and that any party shall be entitled to exercise at any time any of his rights according to this agreement or according to law, at any time he shall see it fit notwithstanding previous waivers, concessions or neglect.

32.2
In any event of a contradiction of the provisions of the agreement and between the provisions of any of the Appendixes of the agreement, the provisions of this agreement shall prevail, except if otherwise stipulated in this agreement.

32.3
Nothing in the provisions of this agreement can create the relationship of a partnership and/or agency between the Tenant and the Landlord and/or the management company and none of the above shall confer any right to a third party, except the triangle agreement and/or if otherwise explicitly mentioned in this agreement.

32.4
This agreement and its Appendixes, includes all of the intentions, rights and obligations of the parties, as were agreed by them in this agreement, and except for the terms of this agreement, all other conditions, oral conditions and/or representations and/or memorandums of understanding and/or declarations and/or undertakings and/or understandings that were made (if an insofar as were made) before the signing of this agreement whether orally or whether in writing, whether explicitly or implicitly, are hereby cancelled.

32.5
The parties declare that they read this agreement and they understood its contents and they are signing it out of their own free will. A few copies of this agreement were signed and each of them shall be considered an original.

33.	Jurisdiction

The parties have determined that authorized court in Haifa which has material jurisdiction shall have the sole and exclusive jurisdiction for the purposes of this agreement and all of its Appendixes and everything arising from it, including a claim for its breach, and no other court.

In witness whereof the parties have signed hereafter:

/s/ Authorized Signatory	/s/ Authorized Signatory
The Landlord	The Tenant